Exhibit 99.1

Contact:	Brett D. Heffes
763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION

ANNOUNCES INCREASE IN CASH DIVIDEND

Minneapolis, MN (April 29, 2015)  —  Winmark Corporation (Nasdaq: WINA) announced today that its Board of Directors has approved an increase in its regular quarterly cash dividend to shareholders.  The quarterly dividend of $0.07 per share represents an increase of $0.01 from its previous dividend rate.  The cash dividend will be paid on June 1, 2015 to shareholders of record on the close of business on May 13, 2015.  Future dividends will be subject to Board approval.

Winmark Corporation creates, supports and finances business.  At March 28, 2015, there were 1,099 franchises in operation under the brands Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Music Go Round® and Style Encore®.  An additional 110 retail franchises have been awarded but are not open.  In addition, at March 28, 2015, the Company had a lease portfolio equal to $42.9 million.